Exhibit 99.1

NextGen Healthcare Announces Proposed Convertible Senior Notes Offering

REMOTE-FIRST COMPANY/NEW YORK—(BUSINESS WIRE)—Oct. 27, 2022—NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of innovative, cloud-based healthcare technology solutions, today announced its intention to offer, subject to market and other conditions, $200,000,000 aggregate principal amount of convertible senior notes due 2027 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). NextGen Healthcare also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $30,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of NextGen Healthcare, will accrue interest payable semi-annually in arrears and will mature on November 15, 2027, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. NextGen Healthcare will settle conversions in cash and, if applicable, shares of its common stock.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at NextGen Healthcare’s option at any time, and from time to time, on or after November 20, 2025 and before the 61st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of NextGen Healthcare’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require NextGen Healthcare to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

NextGen Healthcare expects to use up to $50 million of the net proceeds from the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers or its affiliate. NextGen Healthcare intends to use the remainder of the net proceeds for general corporate purposes. The concurrent repurchases of shares of NextGen Healthcare’s common stock described above may result in NextGen Healthcare’s common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes NextGen Healthcare is offering.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About NextGen Healthcare

NextGen Healthcare is a leading provider of innovative healthcare technology solutions. NextGen Healthcare is reimagining ambulatory healthcare with award-winning solutions that enable high-performing practices to create healthier communities. NextGen Healthcare partners with medical, behavioral and dental providers in their journey toward whole-person health and value-based care. NextGen Healthcare’s highly integrated, intelligent and interoperable solutions go beyond EHR and Practice Management to increase clinical quality and productivity, enrich the patient experience and drive superior financial performance. NextGen Healthcare is on a quest to achieve better healthcare outcomes for all.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent NextGen Healthcare’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of NextGen Healthcare’s common stock and risks relating to NextGen Healthcare’s business, including those described in periodic reports that NextGen Healthcare files from time to time with the SEC. NextGen Healthcare may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and NextGen Healthcare does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contact Information

Media Contact:

Tami Andrade

949-517-2380

tandrade@nextgen.com

Investor Relations Contact:

James Hammerschmidt

949-237-6112

jhammerschmidt@nextgen.com